EXHIBIT 99.1
Ambac Announces First Quarter 2018 Results

•	Net Income of $305.7 million or $6.70 per Diluted Share and Adjusted Earnings[1] of $329.8 million or $7.22 per Diluted Share for the Quarter Ended March 31, 2018

•	Book Value per Share increased $10.18 to $40.70 and Adjusted Book Value[1] per Share increased $7.22 to $31.56 at March 31, 2018 from December 31, 2017

•	Key strategic priorities executed during the quarter

▪	Conclusion of the Segregated Account Rehabilitation

•	Adversely Classified Credits reduced by $1.5 billion or 10.4% to $12.6 billion

•	Insured net par reduced by $3.1 billion or 5% to $59.6 billion
NEW YORK, NY, May 8, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation ("AAC"), provide financial guarantees, today reported net income of $305.7 million, or $6.70 per diluted share for the first quarter of 2018, compared to a net loss of $(19.5) million, or $(0.43) per diluted share, for the fourth quarter of 2017. Adjusted Earnings in the first quarter of 2018 were $329.8 million, or $7.22 per diluted share, compared to Adjusted Earnings of $5.5 million, or $0.12 per diluted share in the fourth quarter of 2017.
Ambac Assurance's Segregated Account Rehabilitation Concluded
On February 12, 2018, Ambac successfully concluded the rehabilitation of the Segregated Account of Ambac Assurance Corporation, following the completion of a holistic restructuring transaction (the "Transaction"). The Transaction was completed following the conclusion of AAC's surplus note exchange offers and consent solicitation and the satisfaction of all other conditions to the effectiveness of the Second Amended Plan of Rehabilitation of the Segregated Account.
The Transaction resulted in the discharge of all Deferred Amounts, including accretion thereon, of approximately $3.9 billion and AAC's cancellation of approximately $809.5 million in principal plus accrued and unpaid interest outstanding of General Account Surplus Notes in exchange for an effective consideration package of (i) $0.40 in cash, (ii) $0.41 in principal amount of new Secured Notes and (iii) $0.125 General Account Surplus Notes. Upon extinguishment of the Deferred Amounts, a $288.2 million benefit, reflecting the 6.5% discount captured, was recognized in loss and loss expenses.
Financial Results
The increases in Net income and Adjusted Earnings in the first quarter of 2018 were primarily driven by the impact of the Transaction, which drove lower losses and loss expenses incurred, higher realized gains from investments and extinguishment of debt, and lower tax expenses, partially offset by lower income on VIEs and higher operating and interest expenses.
Claude LeBlanc, President and Chief Executive Officer, stated, “We are extremely pleased with our results for the quarter which reflect the impact of this milestone Transaction, which together with other material initiatives achieved during the quarter, has created significant value for our shareholders. We are also pleased with the continued progress we have made on de-risking initiatives which remains one of our key strategic priorities. On the litigation front, another key strategic objective for Ambac, we view the announcement by the appellate court that a hearing date of June 6, 2018 has been set for oral arguments on our appeal in our Countrywide case as a progressive step towards final resolution of our Bank of America Countrywide dispute. We remain committed to fully protecting our rights and are prepared to progress this case all the way through trial, if necessary."

Ambac's First Quarter 2018 Summary Results
			Better (Worse)
($ in millions, except per share data)	1Q2018	4Q2017	Amount	Percent
Net premiums earned	$30.9	$31.5	$(0.6)	(2)%
Net investment income	110.2	107.1	3.1	3%
Other than temporary impairment losses	(0.3)	(1.0)	0.7	70%
Net realized investment gains (losses)	4.9	(0.1)	5.0	5,000%
Net change in fair value of credit derivatives	(0.3)	8.5	(8.8)	(104)%
Net gains (losses) on interest rate derivatives	25.5	23.0	2.5	11%
Income (loss) on Variable Interest Entities ("VIEs")	0.6	21.2	(20.6)	(97)%
Losses and loss expenses (benefit)	(247.4)	102.3	349.7	342%
Operating expenses	36.4	28.9	(7.5)	(26)%
Interest expense	48.1	31.0	(17.1)	(55)%
Insurance intangible amortization	28.6	34.2	5.6	16%
Provision for income taxes	2.6	12.6	10.0	79%
Net income (loss) attributable to Common Stockholders	305.7	(19.5)	325.2	1,668%
Net income (loss) per diluted share	$6.70	$(0.43)	$7.13	1,658%
Adjusted earnings (loss) [1]	329.8	5.5	324.3	5,896%
Adjusted earnings (loss) per diluted share [1]	$7.22	$0.12	$7.10	5,917%
Total Ambac Financial Group, Inc. stockholders' equity	1,845.1	1,381.1	464.0	34%
Total Ambac Financial Group, Inc. stockholders' equity per share	$40.70	$30.52	$10.18	33%
Adjusted book value [1]	1,430.9	1,101.3	329.6	30%
Adjusted book value per share [1]	$31.56	$24.34	$7.22	30%
Weighted-average diluted shares outstanding (in millions)	45.7	45.4	(0.3)	(1)%
1 See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the first quarter of 2018, net premiums earned were $30.9 million, compared to $31.5 million in the fourth quarter of 2017, including accelerations of $9.4 million and $8.8 million, respectively. Normal premiums earned decreased $1.2 million or 5% primarily due to the continued runoff of the insured portfolio. Accelerated premiums earned increased $0.6 million or 7%, despite a 7% reduction in public finance par calls, as a result of a change in mix of transactions called.
The following table provides a summary of net premiums earned for the three month periods ended March 31, 2018 and December 31, 2017, respectively:

	Three Months Ended
($ in millions)	March 31, 2018	December 31, 2017
Public Finance	$10.0	$11.5
Structured Finance	5.2	5.2
International Finance	6.3	6.0
Total normal premiums earned	21.5	22.7
Accelerated earnings	9.4	8.8
Total net premiums earned	$30.9	$31.5
Net Investment Income
Net investment income for the first quarter of 2018 and the fourth quarter of 2017 was $110.2 million and $107.1 million, respectively. Net investment income for the first quarter of 2018 increased due to the impact of increased ownership in AAC insured non-RMBS bonds and Secured Notes received as part of the Transaction, partially offset by lower net trading gains and the impact of a smaller investment portfolio. Net losses on invested assets classified as trading were $1.6 million in the first quarter of 2018 compared to gains of $3.1 million in the fourth quarter of 2017. The fair value of the consolidated investment portfolio decreased approximately $1.0 billion from

December 31, 2017, to $4.7 billion at March 31, 2018, due primarily to cash payments and the reduction in Ambac insured RMBS securities related to the Transaction, partially offset by Ambac's receipt of Secured Notes and positive performance on Ambac insured securities during the quarter.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the first quarter of 2018 were a benefit of $247.4 million, as compared to an expense of $102.3 million for the fourth quarter of 2017.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended March 31, 2018 and December 31, 2017:

	Three Months Ended
($ in millions)	March 31, 2018	December 31, 2017
RMBS	$45.8	$18.2
Domestic public finance	(11.3)	42.2
Student loan	2.9	0.9
Ambac UK	(14.9)	(7.3)
All other credits	(2.3)	2.6
Interest on deferred amounts	20.6	45.7
Discount on rehabilitation exit transactions	(288.2)	—
Total losses and loss expenses	$(247.4)	$102.3
First quarter of 2018 RMBS losses and loss expenses of $45.8 million were driven by higher projected losses in the RMBS portfolio mostly due to the negative impact of interest rates on excess spread and loss expenses incurred. Fourth quarter of 2017 RMBS losses and loss expenses of $18.2 million were driven by excess spread compression, loss expenses incurred and a reduction of representation and warranty subrogation recoveries, partially offset by a benefit of $21.8 million related to RMBS transactions proactively terminated during the quarter.
Domestic public finance losses and loss expenses incurred in the first quarter of 2018 were a benefit of $11.3 million primarily related to an increase in loss reserve discount rates partially offset by adverse development in Puerto Rico. In the fourth quarter of 2017, domestic public finance losses and loss expenses were $42.2 million and were impacted mostly by additions to loss reserves in Puerto Rico.
Ambac UK losses and loss expenses were a benefit of $14.9 million in the first quarter of 2018 primarily as a result of foreign exchange gains. Fourth quarter of 2017 Ambac UK losses and loss expenses were a benefit of $7.3 million primarily as a result of improved credit performance and foreign exchange gains.
During the first quarter of 2018, net claim and loss expenses paid, net of reinsurance, were $62.3 million, excluding Deferred Amounts settled in connection with the Transaction, which included $101.3 million of loss and loss expenses paid, offset by $39.0 million of subrogation received. Upon closing of the Transaction, all claims previously allocated to the Segregated Account are being paid in full effective from October 1, 2017. Included in first quarter loss payments was $22.1 million of fourth quarter 2017 deferred claims. During the fourth quarter of 2017, net claim and loss expenses paid, net of reinsurance, were $14.2 million which included $73.9 million of losses and loss expenses paid, offset by $88.1 million of subrogation received. Subrogation received in the fourth quarter of 2017 included $49.7 million received from a mortgage insurer settlement.
Gross loss and loss expense reserves (gross of reinsurance) were $0.244 billion at March 31, 2018, and $4.1 billion at December 31, 2017, of which both were net of $1.834 billion of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties. The decline in gross loss and loss expense reserves was attributable to the full discharge of $3.9 billion of Deferred Amounts, including accrued interest as a result of the Transaction.

The following table provides gross loss and loss expense reserves by bond type at March 31, 2018, and December 31, 2017:

($ in millions)	March 31, 2018	December 31, 2017
RMBS	$(1,207)	$2,598
Domestic public finance	756	816
Student loans	312	308
Ambac UK	282	286
All other credits	14	17
Loss expenses	87	89
Total loss and loss expense reserves	$244	$4,114
Net Gains (Losses) on Interest Rate Derivatives
The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in the AAC insured and investment portfolios.
Net gains on interest rate derivatives were $25.5 million for the first quarter of 2018 and $23.0 million for the fourth quarter of 2017.
Expenses
Operating expenses for the first quarter of 2018 increased by $7.5 million to $36.4 million from $28.9 million in the fourth quarter of 2017 due to higher Transaction related costs and higher compensation costs. First quarter operating expenses included $9.2 million and $4.5 million of expenses associated with the Transaction and the OCI, respectively, compared to $5.2 million and $5.0 million in the fourth quarter of 2017. Higher compensation costs are primarily due to the timing of recognition of short-term equity based performance compensation and higher accruals for long-term performance based compensation, partially offset by lower cash bonuses.
Interest expense for the first quarter of 2018 increased $17.1 million to $48.1 million from $31.0 million in the fourth quarter of 2017 due to higher interest costs from the issuance of the Ambac Note and Tier 2 Notes in connection with the Transaction, partially offset by the reduction of debt.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $2.6 million for the first quarter of 2018, compared to $12.6 million for the fourth quarter of 2017. The first quarter provision included $1.0 million of state income taxes and $1.6 million in deferred taxes associated with foreign subsidiaries. The fourth quarter provision included $8.7 million of Ambac UK current taxes, $2.0 million of state taxes, $1.9 million of net impact related to the implementation of H.R.1 (the Tax Cuts and Jobs Act) stemming from $31.4 million in deferred taxes associated with foreign subsidiaries, partially offset by a benefit of $29.6 million from the repeal of the corporate AMT.
At March 31, 2018, the Ambac consolidated group had approximately $3.3 billion of NOLs, including $1.4 billion at Ambac and $1.9 billion at AAC.
As a result of taxable income at AAC during the first quarter of 2018, AAC utilized NOLs in an amount that resulted in the accrual of $14.1 million of tolling payments. As long as AAC's taxable income does not fall below $168.2 million, Ambac will receive this additional tolling payment before the end of May 2019.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at March 31, 2018, was up 34% to $1.85 billion, or $40.70 per share compared to $1.38 billion or $30.52 per share as of December 31, 2017, due to net income of $305.7 million, unrealized gains of $122.3 million related mostly to Ambac insured bonds held in the investment portfolio and translation gains related to Ambac's foreign subsidiaries.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 5% during the quarter ended March 31, 2018, to $59.6 billion from $62.7 billion at December 31, 2017. The reduction in the insured portfolio was primarily related to decreases of $2.2 billion and $1.1 billion in the public finance and structured finance sectors, respectively, partially offset by a $0.2 billion increase in the international sector due to the impact of the weakening US dollar versus the British Pound.

Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	March 31, 2018	December 31, 2017
By Sector:
Public finance	50%	51%
Structured Finance	21%	22%
International	29%	27%
By Holder:
General account	73%	60%
Ambac UK	27%	25%
Segregated account	—%	15%
Adversely Classified Credits decreased by a net $1.5 billion, or 10.4% to $12.6 billion in the first quarter of 2018 primarily due to runoff and upgrades of certain RMBS transactions resulting from AAC's remediation activity.
Secured Notes
A newly formed special purpose entity issued $2.15 billion of new secured notes ("Secured Notes") secured by all the assets of the special purpose entity, which include a note issued by AAC to the special purpose entity which is secured by a pledge of AAC's right, title and interest in $1.4 billion (net of reinsurance) of RMBS representation and warranty litigation recoveries and investment securities with a fair value of $368 million at March 31, 2018. The Secured Notes were issued on February 12, 2018 in connection with the Transaction and have a five year final maturity (subject to acceleration under certain conditions) and a coupon paying LIBOR + 500bp.
Tier 2 Financing
AAC issued $240.0 million of new money senior notes on February 12, 2018 in connection with the closing of the Transaction , secured by AAC’s right, title and interest in proceeds (net of reinsurance) above $1.6 billion received in connection with RMBS representation and warranty litigation. Interest on the Tier 2 Notes is at an annual rate of 8.50%.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Earnings were $329.8 million, or $7.22 per diluted share, for the first quarter 2018 as compared to Adjusted Earnings of $5.5 million or $0.12 per diluted share, for the fourth quarter of 2017. Adjusted Earnings for the first quarter 2018 relative to Adjusted Earnings for the fourth quarter of 2017 resulted mostly from gains, reflected in losses and loss expenses, in connection with the Transaction.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended March 31, 2018, and December 31, 2017, respectively:

	Three Months Ended
	March 31, 2018		December 31, 2017
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$305.7	$6.70	$(19.5)	$(0.43)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	0.5	0.01	(7.9)	(0.17)
Insurance intangible amortization	28.6	0.63	34.2	0.75
Foreign exchange (gains) losses	(5.0)	(0.12)	(1.3)	(0.03)
Adjusted Earnings (loss)	$329.8	$7.22	$5.5	$0.12
Weighted-average diluted shares outstanding (in millions)		45.7		45.4
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change in the future.
Adjusted Book Value was $1.431 billion, or $31.56 per share, at March 31, 2018, as compared to $1.101 billion, or $24.34 per share, at December 31, 2017. The increase in Adjusted Book Value was primarily attributable to Adjusted Earnings for the three months ended March 31, 2018.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2018		December 31, 2017
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,845.1	$40.70	$1,381.1	$30.52
Adjustments:
Non-credit impairment fair value losses on credit derivatives	1.0	0.02	0.6	0.01
Insurance intangible asset	(833.0)	(18.37)	(847.0)	(18.71)
Net unearned premiums and fees in excess of expected losses	570.9	12.59	597.3	13.20
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(153.1)	(3.38)	(30.8)	(0.68)
Adjusted Book Value	$1,430.9	$31.56	$1,101.3	$24.34
Shares outstanding (in millions)		45.3		45.3

Earnings Call and Webcast
On May 9, 2018 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss first quarter 2018 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through March 15, 2017, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13678946.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“AAC”), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees of obligations in both the public and private sectors globally. AAC is a guarantor of public finance and structured finance obligations. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by Ambac Assurance's primary insurance regulator for the benefit of policyholders that may result in material adverse consequences for holders of the Company’s securities or holders of securities issued or insured by Ambac Assurance; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (10) the Company’s inability to realize the expected recoveries included in its financial statements; (11) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (12) insufficiency or unavailability of collateral to pay secured obligations; (13) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations and exposures to reinsurers; (14) credit risks related to large single risks, risk concentrations and correlated risks; (15) concentration and essentiality risk in connection with Military Housing insured debt; (16) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (17) risks associated with adverse selection as the Company’s insured portfolio runs off; (18) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (19) intercompany disputes or disputes with Ambac Assurance's primary insurance regulator; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (22) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (23) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (24) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (25) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (26) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, or from the characterization of the Company’s surplus notes or other obligations as equity; (27) risks attendant to the change in composition of securities in the Company’s investment portfolio; (28) changes in tax law; (29) changes in prevailing interest rates; (30) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (31) factors that may influence the amount of installment premiums paid to the Company, including the Segregated Account rehabilitation proceedings; (32) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (33) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (34) risks relating to determinations of amounts of impairments taken on investments; (35) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (36) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (37) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (38) system security risks; (39) market spreads and pricing on interest rate derivative insured or issued by the Company; (40) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (41) changes in accounting principles or practices that may impact the Company’s reported financial results; (42) legislative and regulatory developments, including intervention by regulatory authorities; (43) the economic impact of “Brexit” may have an adverse effect on the Company’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (44) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (45) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (46) implementation of new tax legislation signed into law on December 22, 2017 (commonly known as the “Tax Cuts and Jobs Act”) may have unexpected consequences for the Company and the value of its securities, particularly its common shares; (47) implementation of the Tax Cuts and Jobs Act may negatively impact the economic recovery of Puerto Rico, which could result in higher loss severities or an extended moratorium on debt service owed on Ambac Assurance-insured bonds of Puerto Rico and its instrumentalities; (48) implementation of the Tax Cuts and Jobs Act could have a negative impact on municipal issuers of Ambac-insured bonds; and (49) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	March 31, 2018	December 31, 2017
Revenues:
Net premiums earned	$30,883	$31,523
Net investment income:
Securities available-for-sale and short-term	110,551	102,682
Other investments	(311)	4,375
Total net investment income	110,240	107,057
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(341)	(6,044)
Portion of other-than-temporary impairment recognized in other comprehensive income	42	5,088
Net other-than-temporary impairment losses recognized in earnings	(299)	(956)
Net realized investment gains (losses)	4,862	(68)
Change in fair value of credit derivatives:
Realized gains and other settlements	106	122
Unrealized gains (losses)	(452)	8,395
Net change in fair value of credit derivatives	(346)	8,517
Net gains (losses) on interest rate derivatives	25,537	23,027
Net realized gains on extinguishment of debt	3,115	—
Other income (expense)	(509)	(893)
Income (loss) on variable interest entities	574	21,237
Total revenues	174,057	189,444
Expenses:
Losses and loss expense (benefit)	(247,395)	102,269
Insurance intangible amortization	28,636	34,168
Operating expenses	36,434	28,934
Interest expense	48,073	30,990
Total expenses	(134,252)	196,361
Pre-tax income (loss)	308,309	(6,917)
Provision for income taxes	2,605	12,562
Net income (loss) attributable to common stockholders	$305,704	$(19,479)

Net income (loss) per basic share	$6.72	$(0.43)
Net income (loss) per diluted share	$6.70	$(0.43)

Weighted-average number of common shares outstanding:
Basic	45,471,083	45,404,315
Diluted	45,653,471	45,404,315

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	March 31, 2018	December 31, 2017
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $3,713,908 and $4,614,623)	$3,871,938	$4,652,172
Fixed income securities pledged as collateral, at fair value (amortized cost: $84,240 and $99,719)	84,240	99,719
Short-term investments, at fair value (amortized cost: $321,210 and $557,476)	321,119	557,270
Other investments (includes $383,687 and $396,689 at fair value)	419,896	431,630
Total investments	4,697,193	5,740,791
Cash and cash equivalents	38,485	623,703
Receivable for securities	2,376	11,177
Investment income due and accrued	20,457	16,532
Premium receivables	580,707	586,312
Reinsurance recoverable on paid and unpaid losses	38,825	40,997
Deferred ceded premium	49,631	52,195
Subrogation recoverable	1,894,778	631,213
Loans	10,643	10,358
Derivative assets	60,196	73,199
Current taxes	20,180	11,803
Insurance intangible asset	833,040	846,973
Other assets	36,332	46,614
Variable interest entity assets:
Fixed income securities, at fair value	2,955,763	2,914,145
Restricted cash	1,134	978
Loans, at fair value	11,558,331	11,529,384
Derivative assets	46,260	54,877
Other assets	3,635	1,123
Total assets	$22,847,966	$23,192,374
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$762,240	$783,155
Loss and loss expense reserves	2,139,101	4,745,015
Ceded premiums payable	36,451	37,876
Deferred taxes	34,804	33,659
Long-term debt	2,957,732	991,696
Accrued interest payable	244,199	436,984
Derivative liabilities	71,584	82,782
Other liabilities	55,209	67,583
Payable for securities purchased	8,849	1,932
Variable interest entity liabilities:
Accrued interest payable	3,005	589
Long-term debt, at fair value	12,270,124	12,160,544
Derivative liabilities	2,155,456	2,205,264
Other liabilities	47	37
Total liabilities	20,738,801	21,547,116
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,365,170 and 45,275,982	454	453
Additional paid-in capital	204,172	199,560
Accumulated other comprehensive income	99,476	(52,239)
Retained earnings	1,541,464	1,233,845
Treasury stock, shares at cost: 32,956 and 24,816	(511)	(471)
Total Ambac Financial Group, Inc. stockholders’ equity	1,845,055	1,381,148
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	2,109,165	1,645,258
Total liabilities and stockholders’ equity	$22,847,966	$23,192,374